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                                                            Exhibit 99.1

                                  (Letterhead)
                             Duquesne Light Company
                               One Oxford Centre
                                301 Grant Street
                             Pittsburgh, PA  15279


CONTACT:  Dennis O'Neil
          (412) 393-4060                 FOR IMMEDIATE RELEASE



                  DUQUESNE LIGHT ANNOUNCES 5-YEAR RATE FREEZE
                          TIED TO SALE OF POWER PLANT

PITTSBURGH, November 29, 1995 -- Duquesne Light today announced broad-based customer initiatives that place a 5-year freeze on base rates for all customers, begin the transition to competitive electric energy markets, and target the highest levels of guaranteed customer service in the industry as the company's number one objective.

          Included in the plan, which was outlined by David Marshall, President and Chief Operating Officer, are:

          -- A 5-year freeze on base rates for all customers beginning in 1996 that would result in a 40-percent inflation-adjusted price reduction in the decade of the 1990s.

          -- The sale of Duquesne's interest in the No. 1 Unit of the Fort Martin Power Station, near Maidsville, West Virginia, to AYP Capital, an unregulated subsidiary of Allegheny Power System. Proceeds from the sale will be used to write down Duquesne's investment in nuclear power plants. The sale will be subject to regulatory approvals.

          -- A further increase in the voluntary write down of Duquesne Light's nuclear power plants for a total amount of more than $500 million.

          -- The restart of the company's combustion-turbine peaking units on Brunot Island. This will allow Duquesne to meet growth in customer demand for generating capacity at times of peak load. The return to service of the three Brunot Island units, adding approximately 150 MW of capacity to the Duquesne system, will not increase prices for customers.

          -- A recommendation that Duquesne Light, Allegheny Power System and Penn Power be admitted to the Pennsylvania-Jersey-Maryland Power Pool and that the PJM pool be operated as an independent transmission company through which all wholesale electricity would be sold under common terms at market prices.

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          "Our freeze in rates over the next five years will guarantee to our customers that the entire decade of the 1990s will be a period of deflation in the price of electricity," Marshall said. "This 14 percent real drop in price based upon current inflation forecasts will add significantly to the net 25 percent price drop that customers have already realized as a result of our rate reductions in 1993 and 1994 and the inflation of other goods and services."

          The sale of the Fort Martin unit will be one of the first times since the utility industry began restructuring that ownership of an operating generating unit has been sold by a utility.

          "This sale of an asset that we no longer need for baseload capacity underscores Duquesne Light's commitment to provide our customers with the highest level of efficiency in our operations," Marshall said. "Along with our proposal for an independently operated transmission pool company, we are aggressively supporting the nationwide restructuring of the wholesale power market so that all customers will be assured of reliable service and the efficiency of market-based choices."

          All proceeds from the sale will be used to write down the asset value of nuclear power plants, Marshall said, so that "the historic fixed costs of these regulated investments will not be an impediment to an efficient power market. Customers want to be able to buy power on the basis of the most competitive plant operating costs. This is an important step in that direction.

          "This plan to make Duquesne Light's system more competitive and efficient will be implemented as part of our basic commitment to improve our service reliability and increase our customers' satisfaction with the product that they receive from us," Marshall said.

          He noted that the company's current reliability performance now provides service that is available to customers 99.99 percent of the time and that Duquesne Light is the only Pennsylvania regulated utility, and one of a very few in the United States, to offer comprehensive service guarantees.

          "Our customers realize that there is a great value in service that is backed by comprehensive guarantees," Marshall said. "Since our service guarantees were inaugurated early this year, we've measured more than 14.8 million guaranteed performance transactions with customers and limited our error rate to 0.007 percent, or only 1,040 claims where we have failed to live up to the standard of guaranteed service that we have set." Each claimant received a $25 credit.


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          "Customers want the absolute best possible service in their direct contacts with Duquesne Light. Almost 90 percent of the 1 million customers calling us each year are served within 30 seconds, and our average speed of answering the phone is 13 seconds. We are taking steps to push this standard of service even higher.

          "Our system of first-line emergency response places troubleshooters on the road 24 hours a day, seven days a week," Marshall said. "They are in place for immediate response when problems affect customers. We've overhauled the traditional system of relying solely on calling out crews in emergencies because it just didn't meet our standard for responding rapidly to customers' needs.

          "Our commitment to our customers is to achieve top-quartile performance in all areas of our operations," Marshall said. "The plan that we are outlining today will move our company toward competitive markets while we provide customers with competitive prices and the highest reliability in service."


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